Exhibit 99.1

Spherix Provides Litigation Update

Markman Hearing in Verizon Case Scheduled for March 16, 2015,
Trial Set for May 18, 2015

BETHESDA, Md., March 04, 2015 /PRNewswire/ -- Spherix Incorporated (SPEX) -- an intellectual property development company committed to the fostering and monetization of intellectual property, today provided an update on certain of the Company’s legal proceedings as they relate to the pursuit of legal remedies to enforce its intellectual property rights and stop unauthorized use of patented technology, including its claim against Verizon.

Anthony Hayes, Chief Executive Officer of Spherix, stated, “Continued progress is being made as we pursue enforcement of patent protections provided by the well-known Nortel patents. Our next major milestone is the March 16, 2015 Markman hearing in our case against Verizon, which is ahead of a five-day trial for the case scheduled to begin on May 18, 2015. We are making strides in our efforts to seek remedies to the violation of our intellectual property rights associated with technologies that either have been or are currently deployed in technological infrastructures around the country.”

The Company also provided the following updates regarding the Verizon case and certain other pending litigations.

Update on Certain Other Litigation Matters

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On August 1, 2013, the Company initiated litigation against T-Mobile Inc. in the United States District Court for the Middle District of Florida. On April 24, 2014, the case was transferred to the United States District Court for the Western District of Washington. On January 29, 2015, the Court issued an Order requiring the parties to serve Initial Disclosures by February 26, 2015 and submit a Joint Status Report and Discovery Plan to the Court by March 12, 2015.

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In August 2013, the Company initiated litigation against VTech and Uniden in the United States District Court for the Northern District of Texas for infringement of multiple U.S. patents. The Markman hearing for these cases was held on November 21 and 26, 2014. Both the Technology Tutorial for the educational benefit of the Court and the Markman hearing where held jointly for the VTech and Uniden cases. The court has not yet issued a Markman Order.

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On March 28, 2014, the Company initiated litigation against Cisco Systems in the United States District Court for the District of Delaware for infringement of multiple U.S. patents. On August 5, 2014, Cisco filed a motion to dismiss certain claims alleged in the amended complaint. On August 26, 2014, the Company filed an opposition to Cisco’s motion to dismiss. On September 5, 2014, Cisco filed its reply brief regarding its motion to dismiss.

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On May 2, 2014, the Company initiated litigation against Juniper Networks in the United States District Court for the District of Delaware for infringement of multiple U.S. patents. On August 8, 2014, Juniper filed a motion to dismiss certain claims alleged in the amended complaint. On August 29, 2014, the Company filed its opposition to Juniper’s motion to dismiss. On September 15, 2014, Juniper filed its reply brief regarding its motion to dismiss.

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On June 9, 2014, the Company initiated litigation against Huawei in the United States District Court for the Eastern District of Texas for infringement of multiple U.S. patents.  On September 8, 2014, Huawei filed its answers to the complaint, asserting counterclaims requesting declaration that the patents at issue were non-infringed and invalid. On January 20, 2015, the Court set the Markman hearing for July 17, 2015 and trial to begin on February 8, 2016. On January 28, 2015, the Court appointed a mediator for the parties.

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On June 11, 2014, the Company initiated litigation against Verizon in the United States District Court for the Eastern District of Virginia for infringement of multiple U.S. patents. The Markman hearing is currently scheduled for March 16, 2015 and a five day trial is scheduled to begin on May 18, 2015.

About Spherix

Spherix Incorporated was launched in 1967 as a scientific research company. Through the Company’s acquisition of patents and patent application developed by Nortel Networks Corporation from Rockstar Consortium US LP and Harris Corporation from North South Holdings Inc. in 2013, the Company has expanded its activities and is a significant owner of intellectual property assets.  Spherix is committed to advancing innovation by active participation in the patent market. Spherix draws on portfolios of pioneering technology patents to partner with and support product innovation.

Forward Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “scheduled” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the “SEC”), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations Contact:
Hayden IR
Brett Mass
Phone: (646) 536-7331
Email: brett@haydenir.com
www.haydenir.com

Spherix Contact:
Phone: (703) 992-9325
Email: info@spherix.com
www.spherix.com